Exhibit 99.1

                                                           FOR IMMEDIATE RELEASE

PHARMOS
99 Wood Avenue South, Suite 311
Iselin, NJ 08830
www.pharmoscorp.com

             Pharmos Corporation Reports 2004 Third Quarter Results

    Prepares for Unblinding of Pivotal Phase III TBI Study and Unblinding of
             Exploratory Phase II Cognitive Impairment Study in Q4

ISELIN, NJ, October 28, 2004 -- Pharmos Corporation (Nasdaq: PARS) today reported financial results for the third quarter and the nine month periods ended September 30, 2004. The Company's net loss during the quarter was $5.9 million, or $0.07 per share, based on 90.8 million weighted average shares outstanding. This net loss compares to a net loss of $4.2 million, or $0.06 per share, based on 71.1 million weighted average shares outstanding in the 2003 third quarter. Cash and cash equivalents totaled $60.9 million at September 30, 2004 including $9.4 million in restricted cash.

The increase in net loss for the quarter, year over year, was due primarily to a $1.2 million increase in net research and development expenses. The increased research and development expenses resulted from higher costs for chemical, manufacturing and control, and synthesis scale-up of dexanabinol, and to an increase in activities related to preparing PRS-211,375 for human clinical trials in 2005. Decreased clinical trial costs partially offset the increase in research and development expenses, as both the Phase III trial of dexanabinol for traumatic brain injury (TBI) and the exploratory Phase II trial of dexanabinol for prevention of cognitive impairment (CI) following coronary artery bypass graft (CABG) surgery are near completion.

An increase of $0.8 million in selling, general and administrative costs during the 2004 third quarter compared to the prior year same period also contributed to the increase in net loss. Selling, general and administrative costs increased due to higher salaries and professional and consultant fees. The increase in salaries is due to the amortization of deferred compensation from the granting of retention awards and to an increase in headcount, both of which occurred during the quarter. The net loss was partially offset by decreased other expense, due to the market to market accounting treatment of certain warrants issued in 2003 which offset the higher expense in interest for the full quarter impact of the convertible notes issued in late September 2003.

                Highlights of the quarter include the following:

o     Dexanabinol designated as Orphan Drug by FDA for severe TBI

o     Completed patient follow-up in the Phase III TBI trial

o Completed enrollment in the exploratory Phase II trial of dexanabinol for CI in CABG patients

o Received Notice of Allowance for U.S. patent for CB2-selective receptor agonists

o Received approval for a grant of $482,000 from the Office of the Chief Scientist of Israel to support development of CB2-selective drug candidates, yielding total YTD Chief Scientist grants to Pharmos of $3.6 million

o Raised $16.75 million (gross proceeds) via a private placement of 5.6 million shares of common stock

                                    - more -

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"With patient follow-up now completed in both of our clinical trials, dexanabinol-related clinical activities are now focused on data management and quality assurance. We anticipate unblinding the Phase II cognitive impairment results later in November and the Phase III TBI results around year-end," said Haim Aviv, Ph.D., Chairman and CEO. He added, "At the same time, we have expanded our activities directed at beginning clinical trials of our lead CB2-selective compound, PRS-211,375 in 2005. Our successful financing in August added financial strength for pursuing these activities simultaneously."

For the nine months ended September 30, 2004, research and development expenditures increased $0.6 million over the 2003 level of $9.0 million to $9.6 million. The increase in dexanabinol scale up and PRS-211,375 late stage preclinical development costs account for a major portion of this increase, which was offset by lower clinical trial costs for dexanabinol for both TBI and cognitive impairment. Selling, general and administrative expenses were up $2.0 million over $2.5 million in 2003. Salaries, which include restricted stock grants, consulting fees for a non-cash charge in connection with a former employee stock option agreement and professional fees represent a significant portion of this increase.

Conference Call

Pharmos management will host a conference call to discuss the 2004 third quarter results at 11:00 a.m. Eastern Time on November 1, 2004. A link to the live webcast of the conference call will be available at the Pharmos web site at www.pharmoscorp.com. To listen to the webcast, please go to the web site 15 minutes prior to its start to register, download, and install the necessary audio software. A webcast replay will be archived for a limited time afterward.

About Pharmos

Pharmos discovers, develops, and commercializes novel therapeutics to treat a range of indications, in particular neurological and inflammation- based disorders. The Company's first neuroprotective product is dexanabinol, a tricyclic dextrocannabinoid, currently undergoing clinical testing as a treatment for TBI and as a preventive agent against post-surgical cognitive impairment. Other compounds from Pharmos' proprietary synthetic cannabinoid library, primarily CB2-selective receptor agonist compounds, are being studied in pre-clinical programs targeting pain, multiple sclerosis, rheumatoid arthritis and other disorders.

Statements made in this press release related to the business outlook and future financial performance of the Company, to the prospective market penetration of its drug products, to the development and commercialization of the Company's pipeline products and to the Company's expectations in connection with any future event, condition, performance or other matter, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing and other factors identified in Pharmos' filings with the Securities and Exchange Commission could affect such results.

Contacts
Pharmos U.S.:                                     The Ruth Group, Inc.
Gale Smith                                        John Quirk (investors)
(732) 452-9556                                    (646) 536-7029
Pharmos Israel:                                   Cynthia Isaac, Ph.D. (media)
Irit Kopelov                                      (646) 536-7028
011-972-8-940-9679

                    Pharmos Corporation Financial Highlights

                       Condensed Statements of Operations

                                                  For the three months ended            For the nine months ended
                                              Sep. 30, 2004      Sep. 30, 2003      Sep. 30, 2004      Sep. 30, 2003
                                                (Unaudited)        (Unaudited)        (Unaudited)        (Unaudited)
                                              -------------      -------------      -------------      -------------
Expenses
     Research &development, net of grants      $  3,778,934       $  2,598,758       $  9,576,872       $  8,955,387
     Selling, general & administrative            1,739,679            931,066          4,490,024          2,535,997
     Depreciation & amortization                    143,300            165,293            443,370            505,486
                                               ------------       ------------       ------------       ------------
          Total operating expenses                5,661,913          3,695,117         14,510,266         11,996,870
                                               ------------       ------------       ------------       ------------

Loss from operations                             (5,661,913)        (3,695,117)       (14,510,266)       (11,996,870)

Other expense
     Interest income                                147,294             52,629            450,143            948,045
     Other expense, net                             (16,770)           (19,625)            (8,086)           (44,346)
     Derivative gain (loss)                         345,284           (457,090)           143,577         (1,529,636)
     Interest expense                              (756,804)           (69,813)        (3,244,379)          (379,533)
                                               ------------       ------------       ------------       ------------
          Other expense, net                       (280,996)          (493,899)        (2,658,745)        (1,005,470)
                                               ------------       ------------       ------------       ------------

Net loss                                       ($ 5,942,909)      ($ 4,189,016)      ($17,169,011)      ($13,002,340)
                                               ============       ============       ============       ============

Net loss per share
     - basic and diluted                       ($      0.07)      ($      0.06)      ($      0.19)      ($      0.20)
                                               ============       ============       ============       ============

Weighted average shares outstanding
     - basic and diluted                         90,820,738         71,083,346         88,794,472         64,789,797
                                               ============       ============       ============       ============

                          Condensed Balance Sheets at:

                                                         Sep. 30, 2004
                                                          (Unaudited)        Dec. 31, 2003
                                                         -------------       -------------
Assets
     Cash and cash equivalents                           $  51,486,553       $  49,369,250
     Restricted cash                                         9,369,679          11,192,312
     Research & development grants receivable                1,750,626             681,245
     Debt issuance costs                                       152,799             967,402
     Prepaid expenses and other current assets                 535,960             585,020
                                                         -------------       -------------
         Total current assets                               63,295,617          62,795,229

     Fixed assets, net                                       1,050,397           1,255,096
     Restricted cash                                                --           4,907,686
     Other assets                                               18,944              20,589
     Debt issuance costs                                            --              29,471
                                                         -------------       -------------
         Total assets                                    $  64,364,958       $  69,008,071
                                                         =============       =============

Liabilities and Shareholders' Equity
     Accounts payable                                    $   2,210,915       $   3,005,461
     Accrued expenses                                        1,628,906           1,751,200
     Warrant liability                                         679,451             823,029
     Accrued wages and other compensation                    1,310,648           1,486,529
     Convertible debentures, net                             8,955,556          13,702,412
                                                         -------------       -------------
         Total current liabilities                          14,785,476          20,768,631

     Other liability                                            32,978              10,000
     Convertible debentures, net                                    --           4,773,339
                                                         -------------       -------------
         Total liabilities                                  14,818,454          25,551,970
                                                         -------------       -------------

Commitments and contingencies

Preferred stock, $.03 par value, 1,250,000 shares
authorized, none issued and outstanding                             --                  --
Common stock, $.03 par value; 150,000,000 shares
authorized, 94,149,001 and 85,568,205 shares issued          2,824,471           2,567,047
Deferred compensation                                       (1,994,813)            (66,660)
Paid in capital                                            186,890,202         161,960,059
Accumulated deficit                                       (138,172,930)       (121,003,919)
Treasury stock, $.03 par value; 14,189 shares                     (426)               (426)
                                                         -------------       -------------
     Total shareholders' equity                             49,546,504          43,456,101
                                                         -------------       -------------

     Total liabilities and shareholders' equity          $  64,364,958       $  69,008,071
                                                         =============       =============